Exhibit 5.1

Writer’s Direct Dial:  (516) 663-6600
Writer’s Direct Fax:  (516) 663-6601

October 18, 2006

GTJ REIT, Inc.
c/o GTJ Co., Inc.
444 Merrick Road
Lynbrook, NY 11563

Re: Registration Statement on Form S-4, as amended

Gentlemen:

We have acted as counsel to GTJ REIT, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (as amended, the “Registration Statement”) relating to 15,564,454 shares (the “Registration Shares”) of common stock, par value $0.001 per share (the “Common Stock”), to be issued by the Company in connection with its business combination with Green Bus Lines, Inc., Triboro Coach Corp. and Jamaica Central Railways, Inc. (the “Reorganization”), and the distribution of certain earnings and profits to its stockholders following the Reorganization.

We have examined the Registration Statement, the By-Laws of the Company, the Articles of Incorporation of the Company, resolutions of the board of directors of the Company relating to the issuance and distribution of the Common Stock and the filing of the Registration Statement, and such other documents, instruments and agreements as we have deemed necessary or appropriate for purposes of delivering this opinion, each as amended to date.

In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. With respect to the issuance of any Common Stock, we have assumed that the Common Stock will be issued in accordance with the terms described in the Registration Statement.

Based upon the foregoing, we are of the opinion that the Registration Shares have been duly authorized and, when issued in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and, to the extent relevant, the General Corporation Law of the State of Maryland.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The foregoing opinion is being furnished to, and is solely for the benefit of, the addressee named above and except with our prior written consent, may not be relied upon by any person or entity other than the Company.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.